EXECUTIVE OFFICER
CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”), effective as of September 13, 2019 (the “Effective Date”), is made by and between FARMER BROS. CO., a Delaware corporation (the “Company”), and DEVERL MASERANG (the “Executive”).

WHEREAS, the Company considers it essential to foster the continued employment of well qualified, senior executive management personnel; and

WHEREAS, the Company has determined that appropriate steps should be taken to foster such continued employment by setting forth the benefits and compensation to be awarded to such personnel in the event of a voluntary or involuntary termination within the meaning of this Agreement; and

WHEREAS, the Company further recognizes that the possibility of a Change in Control of the Company exists and that such possibility, and the uncertainty and questions that it may raise among executive management, may result in the departure or distraction of executive personnel to the detriment of the Company; and

WHEREAS, the Company has further determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s executive management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.    Term of Agreement. The term of this Agreement shall commence as of the date hereof and expire on the close of business on December 31, 2022; provided, however, that (i) commencing on January 1, 2023 and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company (provided no Change in Control has occurred and no Threatened Change in Control is pending) or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended; (ii) if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect.

2.    Definitions

(a)    “Base Salary” shall mean the Executive’s salary, which excludes Bonuses, at the rate in effect when an event triggering benefits under Section 3 of this Agreement occurs.

(b)    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the Exchange Act.

(c)    “Board” or “Board of Directors” shall mean the Board of Directors of Farmer Bros. Co., or its successor.

(d)    “Bonus(es)” shall mean current cash compensation over and above Base Salary whether awarded under the Company’s Incentive Compensation Plan or otherwise awarded.

(e)    “Cause” shall mean:

(i)    the Executive’s material fraud, malfeasance, or gross negligence, willful and material neglect of Executive’s employment duties or Executive’s willful and material misconduct with respect to business affairs of the Company or any subsidiary of the Company or

(ii)    Executive’s conviction of or failure to contest prosecution for a felony or a crime involving moral turpitude.

A termination of Executive for “Cause” based on clause (i) of the preceding sentence can be made only by delivery to Executive of a resolution duly adopted by the affirmative vote of not less than three quarters of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail.  Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.   A termination for Cause based on clause (ii) above shall take effect immediately upon giving of the termination notice. No act or omission shall be deemed “willful” if it was due primarily to an error in judgment or ordinary negligence.

(f)    “Change in Control” shall mean:

(i)    An acquisition by any Person (as such term is defined in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof) of Beneficial Ownership of the Shares then outstanding (the “Company Shares Outstanding”) or the voting securities of the Company then outstanding entitled to vote generally in the election of directors (the “Company Voting Securities Outstanding”), if such acquisition of Beneficial Ownership results in the Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) fifty percent (50%) or more of the Company Shares Outstanding or fifty percent (50%) or more of the combined voting power of the Company Voting Securities Outstanding; excluding, however, any such acquisition by a trustee or other fiduciary holding such Shares under one or more employee benefit plans maintained by the Company or any of its subsidiaries; or

(ii)    The approval of the stockholders of the Company of a reorganization, merger, consolidation, complete liquidation, or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company or any similar corporate transaction (in each case referred to in this Section 2(f) as a “Corporate Transaction”), other than a Corporate Transaction that would result in the outstanding common stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least fifty percent (50%) of the outstanding common stock of the Company or such surviving entity or parent or affiliate thereof immediately after such Corporate Transaction; provided, however, if the consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the Change in Control shall not occur until the obtaining of such consent (either explicitly or implicitly); or

(iii)    A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 2(f) that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, including any successor to such Rule), or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, shall not be so considered as a member of the Incumbent Board.

(g)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h)    “Disability” shall mean the Executive’s inability as a result of physical or mental incapacity to substantially perform his duties for the Company on a full-time basis for a period of six (6) months.

(i)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(j)    “Involuntary Termination” shall mean a termination of the Executive’s employment by the Company that occurs for reasons other than for Cause, Disability or death.

(k)    “Threatened Change in Control” shall mean any bona fide pending tender offer for any class of the Company’s outstanding Shares, or any pending bona fide offer to acquire the Company by merger or consolidation, or any other pending action or plan to effect, or which would lead to, a Change in Control of the Company as determined by the Incumbent Board. A Threatened Change in Control Period shall commence on the first day the actions described in the preceding sentence become manifest and shall end when such actions are abandoned or the Change in Control occurs.

(l)    “Shares” shall mean the shares of common stock of the Company.

(m)    “Resignation for Good Reason” shall mean a termination of the Executive’s employment by the Executive due to:

(i)    a significant reduction of the Executive’s responsibilities, duties or authority;

(ii)    a material reduction in the Executive’s Base Salary;

(iii)    a Company-required material relocation of the Executive’s principal place of employment; or
(iv)    circumstances constituting “Good Reason” under the Employment Agreement between the Company and the Executive entered into concurrently herewith;

provided, however, that any such condition shall not constitute “Good Reason” unless both (x) the Executive provides written notice to the Company describing the condition claimed to constitute Good Reason in reasonable detail within ninety (90) days of the initial existence of such condition, and (y) the Company fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than one (1) year following the initial existence of the condition claimed to constitute “Good Reason.

3.    Events That Trigger Benefits Under This Agreement. The Executive shall be eligible for the compensation and benefits described in Section 4 of this Agreement as follows:

(a)    A Change in Control occurs and Executive’s employment is Involuntarily Terminated or terminated by Resignation for Good Reason within twenty-four (24) months following the occurrence of the Change in Control; or

(b)    A Threatened Change in Control occurs and the Executive’s employment is Involuntarily Terminated or terminated by Resignation for Good Reason during the Threatened Change in Control Period.

4.    Benefits Upon Termination. If the Executive becomes eligible for benefits under Section 3 above, the Company shall pay or provide to the Executive the following compensation and benefits:

(a)    Severance. The Executive will receive as severance an amount equal to two times the sum of (i) the Executive’s Base Salary, plus (ii) an amount equal to the Executive’s target Bonus for the fiscal year in which the date of termination occurs, payable in a lump sum ,subject to Section 9(j)(ii), within thirty (30) days after Executive’s Separation from Service occurs. The Executive shall also receive a payment equal to one hundred percent (100%) of the Executive’s target Bonus for the fiscal year in which the date of termination occurs prorated for the period that the Executive was employed during such fiscal year, such payment to be made, subject to Section 9(j)(ii), in a lump sum within thirty (30) days after the end of the Company’s fiscal year in which the Executive’s date of termination occurs. As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder. For purposes of foregoing, if no target Bonus for the fiscal year has been assigned to the Executive as of the date of termination, the target Bonus for the most recently completed fiscal year shall be used.

(b)    Qualified and Non-Qualified Plan Coverage. Subject to the eligibility provisions of the plans, the Executive shall continue to participate in the tax-qualified and non-qualified retirement, savings and employee stock ownership plans of the Company during the twenty four (24) month period following the Executive’s date of termination unless the Executive commences employment prior to the end of the twenty four (24) month period, in which case, such participation shall end on the date of his new employment. The Executive shall inform the Company promptly upon commencing new employment.

(c)    Health, Dental, and Life Insurance Coverage. The health, dental, and life insurance benefits coverage provided to the Executive at his date of termination shall be continued by the Company during the twenty-four (24) month period following the Executive’s date of termination unless the Executive commences employment prior to the end of the twenty four (24) month period and qualifies for substantially equivalent insurance benefits with the Executive’s new employer , in which case, such insurance coverages shall end on the date of qualification.  The Executive shall inform the Company promptly of his qualification for any of such insurance coverages. The Company shall provide for such insurance coverages at its expense at the same level and in the same manner as if the Executive’s employment had not terminated (subject to the customary changes in such coverages if the Executive retires under a Company retirement plan, reaches age 65, or similar events and subject to Executive’s right to make any changes in such coverages that an active employee is permitted to make). Any additional coverages the Executive had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs the Executive was paying for such coverages at the time of termination shall be paid by the Executive by separate check payable to the Company each month in advance. If the terms of any benefit plan referred to in this Section do not permit continued participation by the Executive, the Company will arrange for other coverage at its expense providing substantially similar benefits. If the Executive is covered by a split-dollar or similar life insurance program at the date of termination, he shall have the option in his sole discretion to have such policy transferred to him upon termination, provided that the Company is paid for its interest m the policy upon such transfer.

(d)    Outplacement Services. The Company shall provide the Executive with outplacement services by a firm selected by the Executive, at the expense of the Company, in an amount up to $25,000.

(e)    No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following termination of Executive’s employment by the Company and that the non-solicitation covenant contained in Section 6 may further limit the employment opportunities for the Executive.  Accordingly, the payment of the compensation and benefits by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the first sentence of Section 4(c).

(f)    Equity Awards. The vesting, payment and adjustment of any stock options, restricted stock units or other equity compensation awards will be governed by the terms of the Company’s equity compensation plans and the award agreements applicable to such awards.

5.    Parachute Payments. Notwithstanding anything contained in this Agreement to the contrary, in the event that the compensation and benefits provided for in this Agreement to Executive together with all other payments and the value of any benefit received or to be received by Executive:

(a)    constitute “parachute payments” within the meaning of Section 280G of the Code, and

(b)    but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, the Executive’s compensation and benefits pursuant to the terms of this Agreement shall be payable either:

(i)    in full, or

(ii)    in such lesser amount which would result in no portion of such compensation and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of compensation and benefits under this Agreement, notwithstanding that all or some portion of such compensation and benefits may be subject to the excise tax imposed under Section 4999 of the Code.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company’s independent public accountants serving immediately before the Change in Control (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable good faith interpretations concerning the applications of Section 280G and 4999 of the Code.  The Company shall cause the Accountants to provide detailed supporting calculations of its determination to Executive and the Company.  Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

6.    Obligation Not to Solicit

(a)    Executive hereby agrees that while Executive is receiving compensation and benefits under this Agreement, Executive shall not in any manner attempt to induce or assist others to attempt to induce any officer, employee, customer or client of the Company to terminate its association with the Company, nor do anything directly or indirectly to interfere with the relationship between the Company and any such persons or concerns.

(b)    In the event that the Executive engages in any activity in violation of Section 6(a), all compensation and benefits described in Section 4 shall immediately cease.

7.    Confidentiality. The terms of this Agreement are to be of the highest confidentiality. In order to insure and maintain such confidentiality, it is agreed that neither party, including all persons and entities under a party’s control, shall, directly or indirectly, publicize or disclose to third persons the terms of this Agreement or the substance of negotiations with respect to it; provided, however, that nothing herein shall be construed to prevent disclosures which are reasonably necessary to enforce the terms of this Agreement or which are otherwise required by law to be made to governmental agencies or others; moreover, nothing herein shall be construed to prevent the parties hereto, or their attorneys, from making such disclosures for legitimate business purposes to their respective insurers, financial institutions, accountants and attorneys or, in the case of a corporation, limited liability company or partnership, to its respective officers, directors, employees, managers, members and agents or any of its respective subsidiaries, group or divisions, provided that each such recipient of such disclosures agrees to be bound by the requirements concerning disclosure of confidential information as set forth in this Paragraph 7. Further, nothing contained in this Agreement is intended to or shall be construed as prohibiting Executive from voluntarily communicating with the U.S. Securities and Exchange Commission (“Commission”) about possible violations of law or from accepting a Commission whistleblower award.

8.    Settlement of Disputes; Arbitration

(a)    All disputes arising under or in connection with this Agreement, shall be submitted to a mutually agreeable arbitrator, or if the parties are unable to agree on an arbitrator within fifteen (15) days after a written demand for arbitration is made by either party, to JAMS/Endispute (“JAMS”) or successor organization, for binding arbitration in Dallas County by a single arbitrator who shall be a former Texas District Court judge. Except as may be otherwise provided herein, the arbitration shall be conducted under the Texas Arbitration Act. The arbitration hearing shall be commenced within ninety (90) days after the selection of an arbitrator by mutual agreement or, absent such mutual agreement, the filing of the application with JAMS by either party hereto, and a decision shall be rendered by the arbitrator within thirty (30) days after the conclusion of the hearing. The arbitrator shall have complete authority to interpret this Section 8(a) and to render any and all relief, legal and equitable, appropriate under Texas law, including the award of punitive damages where legally available and warranted. The arbitrator shall award costs of the proceeding, including reasonable attorneys’ fees and the arbitrator’s fee and costs, to the party determined to have substantially prevailed. Judgment on the award can be entered in a court of competent jurisdiction.

(b)    The foregoing notwithstanding, if the amount in controversy exceeds $200,000, exclusive of attorneys’ fees and costs, the matter shall be litigated in the Dallas County District Court as a regular non-jury civil action except that a former Texas District Court Judge selected by the parties or by JAMS, as hereinabove provided, shall be appointed as referee to try all issues of fact and law, without a jury. The parties hereto expressly waive a trial by jury. Judgment entered on the decision of the referee shall be appealable as a judgment of the District Court. The prevailing party shall be entitled to receive its reasonable attorneys’ fees and costs from the other party.

9.    Miscellaneous

(a)    Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to have been duly given when delivered personally or seven days after mailing if mailed first class by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:    Farmer Bros. Co
1912 Farmer Brothers Drive
Northlake, TX 76262
Attn: Chief Executive Officer

with a copy to:        Farmer Bros. Co
1912 Farmer Brothers Drive
Northlake, TX 76262
Attn: Legal Department

If to the Executive:	Deverl Maserang
At the most recent address on file with the Company

or to such other address as any party may designate by notice to the others.

(b)    Assignment. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives, and successors, but, except as hereinafter provided, neither this Agreement nor any right hereunder may be assigned or transferred by either party thereto, or by any beneficiary or any other person, nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy, or other legal process of any kind against the Executive, his beneficiary or any other person. Notwithstanding the foregoing, any person or business entity succeeding to substantially all of the business of the Company by purchase, merger, consolidation, sale of assets, or otherwise, shall be bound by and shall adopt and assume this Agreement and the Company shall cause the assumption of this Agreement by such successor. If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts that, by their terms, terminate upon the death of Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive’s estate.

(c)    No Obligation to Fund. The agreement of the Company (or its successor) to make payments to the Executive hereunder shall represent solely the unsecured obligation of the Company (and its successor), except to the extent the Company (or its successors) in its sole discretion elects in whole or in part to fund its obligations under this Agreement pursuant to a trust arrangement or otherwise.

(d)    Applicable Law. This Agreement was negotiated, entered into and is performable, in whole or in part, in Texas and therefore shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without giving effect to conflict of law principles..

(e)    Amendment. This Agreement may only be amended by a written instrument signed by the parties hereto, which makes specific reference to this Agreement.

(f)    Severability. If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.

(g)    Withholding. The Company shall have the right to withhold any and all local, state and federal taxes which may be withheld in accordance with applicable law.

(h)    Other Benefits. Nothing in this Agreement shall limit or replace the compensation or benefits payable to Executive, or otherwise adversely affect Executive’s rights, under any other benefit plan, program, or agreement to which Executive is a party.

(i)    Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control. The Company and Executive are parties to an Employment Agreement executed concurrently herewith. Except as provided in Section 12 of the Employment Agreement, the provisions of the Employment Agreement and this Agreement are cumulative.

(j)    Section 409A

(i)    It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(ii)    Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 4 until the earlier of (i) the date which is six (6) months after the Executive’s Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 9(j)(ii) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death). The provisions of this Section 9(j)(ii) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.

(iii)    To the extent that any benefits or reimbursements pursuant to Section 4(c) or Section 4(d) are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

[SIGNATURES FOLLOW]

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EXECUTIVE OFFICER CHANGE IN CONTROL SEVERANCE AGREEMENT – MASERANG
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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers and the Executive has hereunder set his hand, as of the date first above written.

Company:                    FARMER BROS. CO.
a Delaware corporation

By:    /s/ Randy Clark
Name:    Randy Clark
Title:    Chairman

Executive:                     /s/ Deverl Maserang
Deverl Maserang

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EXECUTIVE OFFICER CHANGE IN CONTROL SEVERANCE AGREEMENT – MASERANG
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